Exhibit 4.54
VEDANTA ALUMINIUM LIMITED
Project Office: 232, Solitaire Corporate Park, Andheri-Ghatkopar Link Road,
Chakala, Andheri (E), Mumbai-400 093
Tel: +91 (22) 4005 8000 Fax: +91 (22) 4005 8021
TERM SHEET FOR THE NCD ISSUE OF 1500 CRORES TO SIIL

1	Instruments	Taxable Redeemable, Secured Non-convertible Debentures
2	Aggregate Issue Amount	Rs.1500 crores
3	Object Of the Issue	Meeting the Company’s Project Commitments
4	Tenor	1 year from deemed date of allotment
5	Mode of Placement	Private Placement
6	Date of Allotment	5250 NCD allotted on 16/03/2009
1600 NCD allotted on 27/03/2009
2250 NCD allotted on 27/04/2009
5900 NCD allotted on 22/05/2009
7	Denomination	Rs.10,00,000
8	Issue price	Rs.10,00,000
9	Maturity price	Rs.10,00,000
10	Interest Rate	9.75% payable semi annually
11	Security	First Pari Passu charge on land at Gujarat of the Company
12	Debenture Holder	Sterlite Industries (India) Limited
13	Debenture Trustees	IL & FS Trust Company Ltd
14	Existing chargeholders	1. Sterlite Industries (India) Limited
2. LIC
15	Status	The security shall be first pari passu with all the existing charge holders.
16	Default Interest	2% pa
17	Security Cover	No security cover is stipulated. However SIIL/Debenture Holder will issue a letter of security sufficiency.

For VEDANTA ALUMINIUM LTD.	For STERLITE INDUSTRIES (I) LTD.

/s/ Manish Bhatter	/s/ A. Satish

(Authorized Signatory)	(Authorized Signatory)
Dated: 22/05/2009
Regd Office: SIPCOT Industrial Complex, Madurai Bypass Road, T.V. Puram, P.O., Tuticorin — 628 002